Exhibit 4.20

LEASE AGREEMENT
3 December 2024
between
MAXIMA PROPCO VI B.V.
as Landlord
and
ADC TECH NETHERLANDS B.V.
as Tenant
with respect to
the office building
TRIPOLIS 100

TABLE OF CONTENTS

Clause		Page

1	DEFINITIONS AND INTERPRETATION	2
2	The Leased SPACE, INTENDED USE	4
3	conditions	6
4	duration, extension and termination	6
5	Rental, turnover Tax, service charges, rent review, obligation for payment, payment periods	7
6	costs of supplying goods and services (service charges)	8
7	security	9
8	manager	9
9	Incentives	9
10	ASBESTOS, ENVIRONMENT	9
11	Sustainability, Green lease	9
12	Special conditions	10
13	rider	16
14	compliance	17
15	Confidentiality	17

SCHEDULES

Schedule 1
Table and floor plan/drawings Leased Space / Lettable Floor Area
Schedule 2
General Conditions
Schedule 3
Remaining Landlord Improvements
Schedule 4
Technical Description
Schedule 5
Energy label
Schedule 6
KYC, AML, sanction and compliance regulations
Schedule 7
Letter of Comfort Nebius Group N.V.

LEASE AGREEMENT OF OFFICE SPACE AND OTHER PREMISES WITHIN THE MEANING OF ARTICLE 7:230A OF THE DUTCH CIVIL CODE

Based on model established by the Real Estate Council (ROZ) on 30-1-2015, filed on 17-2-2015 with the registry of The Hague District Court, entered there under number 15/20 and published on the website www.roz.nl. The model has been specifically adapted for the use of the parties to this lease agreement.

PARTIES:

(1)

MAXIMA PROPCO VI b.v., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law, having its registered office (statutaire zetel) in Amsterdam and its office address at Polarisavenue 144, (2132 JX) Hoofddorp, registered with the trade register of the chamber of commerce under number 73784958 (the Landlord); and

(2)

ADC Tech Netherlands B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated and existing under Dutch law, having its registered office (statutaire zetel) in Amsterdam and its office address at Schiphol Boulevard 165, (1118 BG) Schiphol, Amsterdam, registered with the trade register of the chamber of commerce under number 51515539 (the Tenant);

Landlord and Tenant hereinafter jointly the Parties and each a Party.

HAVE AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION
1.1	Words and expressions used in this Lease in the singular form include also the plural form and vice versa, unless the context otherwise requires.
1.2	In this Lease below terms have the following meaning:
Bike Storage	means the bicycle storage areas which are located in the Parking Garage, as set out in the table and drawings attached to this Lease as Schedule 1;
Building Tripolis 100	means the office building in which the Leased Space is located, which office building is located at [*], registered in the Land Registry as the Municipality of Amsterdam, section AB, number 2888;
Business Day	means any day, other than a Saturday or a Sunday, on which banks in the Netherlands are opened for trading;
Commencement Date	as defined in clause 4.1;
Compliance Warranty Breach	as defined in clause 14.2;
Confidential Information	as defined in clause 15;

General Conditions

means the ‘GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE SPACE and other premises within the meaning of Article 230a, Book 7 of the Dutch Civil Code’, filed with the registry of The Hague District Court on 17 February 2015 and registered there under number 15/21 attached as Schedule 2;

Handover Date Office Floors	means [*] or such earlier or later date that the Leased Space is in Shell Condition (thus with the exception of the Remaining Landlord Improvements);
Handover Date Remaining Landlord Improvements

means the date on which the construction works required for the realization of the Remaining Landlord Improvements are completed by the Landlord and formally accepted by the Tenant in accordance with clause 12.8, which date will not be later than [*];

Handover Report Office Floors

means the handover report regarding the handover of the Leased Space (thus with the exception of the Remaining Landlord Improvements), including photographs of the Leased Space, such handover report to be signed by the Parties on the Handover Date Office Floors and which handover report also qualifies as the handover report as referred to in clause 3 of the General Conditions;

Handover Report Remaining Landlord Improvements

means the handover report regarding the handover of the Remaining Landlord Improvements, including photographs of the Remaining Landlord Improvements, such handover report to be signed by the Parties on the Handover Date Remaining Landlord Improvements, which handover report qualifies as an addition to the Handover Report Office Floors;

Landlord	as defined under the heading “PARTIES”;
Lease	this lease agreement;
Leased Space	as defined in clause 2.1;
Letter of Comfort	means the letter of comfort as attached to this Lease as Schedule 7;
LFA	means lettable floor area (verhuurbaar vloeroppervlak) in accordance with NEN 2580 (type B);
Office Space	means the office space included in the Leased Space, as set out in the table and drawings attached to this Lease as Schedule 1;
Parking Garage	as defined in clause 2.1;

Parking Spaces	as defined in clause 2.1;
Parties	means the Landlord and the Tenant;
Party	means the Landlord or the Tenant;
Remaining Landlord Improvements	means the works included in Schedule 3, which form part of the Technical Description;
Rider	means the rider that the Parties will conclude upon the Commencement Date in which the items will be included as referred to in clause 13;
Schedule	an attachment to this Lease, as listed immediately after the table of contents;
Shell Condition

means the ‘as is’ state of the Leased Space on the Handover Date Office Floors, albeit that:

(i)

the Leased Space will be in accordance with the Technical Description (Schedule 4), with the exception of the Remaining Landlord Improvements which will only be completed on the Handover Date Remaining Landlord Improvements; and

(ii)

all loose furniture will be removed from the Leased Space;

Technical Description

means the technical description (technische omschrijving) dated [*]; version 5.0; describing the Shell Condition of the Leased Space (including the Remaining Landlord Improvements), attached as Schedule 4;

Tenant	as defined under the heading “PARTIES”;
Warranty Breach Cure Period	as defined in clause 14.2.

2	The Leased SPACE, INTENDED USE
2.1	The Landlord leases to the Tenant and the Tenant leases from the Landlord:
(i)	approximately [*] sq. m. LFA Office Space in the building located at [*], registered in the Land Registry as the Municipality of Amsterdam, section AB, number 2888;
(ii)	approximately [*] sq. m. LFA Bike Storage; and
(iii)

[*] designated car parking spaces located in the underground parking garage located at [*], registered in the Land Registry as the Municipality of Amsterdam, section AB, number 2858, 2888, 2889, 2891, 2892 and 2894 (the Parking Spaces and the Parking Garage).

The Office Space, the Bike Storage and the Parking Spaces referred to in this clause 2.1 hereinafter jointly referred to as the Leased Space.

The Leased Space is further indicated in the table and drawings initialled by the Parties attached to this Lease as Schedule 1.

On the Handover Date Office Floors the Parties will draw up and sign the Handover Report Office Floors which will be attached to the Rider as a schedule. On the Handover Date Remaining Landlord Improvements the Parties will draw up and sign the Handover Report Remaining Landlord Improvements, which will be attached to the Rider as a schedule.

On the Commencement Date, the Parties will not draw up and sign a separate delivery report of the Leased Space.

2.2

The Leased Space will exclusively be used by or on behalf of the Tenant as office space, bicycle storage and car parking spaces. The Landlord warrants towards the Tenant that, on the signing date of this Lease, the aforementioned use is in compliance with the zoning plan and/or a specific permit to deviate from the applicable zoning plan (omgevingsvergunning voor planologisch afwijkend gebruik).

The Tenant is fully responsible and liable for obtaining, submitting and retaining the necessary permits and approvals for the use of the Leased Space, such as, but not limited to, the user notification (gebruiksmelding) for the (use of the) Leased Space.

The Tenant is not permitted to give the Leased Space a designated use other than the one referred to in this clause 2.2, without the prior written permission of the Landlord.

2.3	The highest permissible load of the floors of the Leased Space is as much as structurally permitted, being [*] kN/sq. m.
2.4

When entering into this Lease, the Tenant did receive a copy of the energy label for the Leased Space, as referred to in the Energy Performance (Buildings) Decree (Besluit energieprestatie gebouwen). A copy of the energy label is attached to this Lease as Schedule 5. After the Handover Date Landlord Improvements and after the Tenant has realized its fit-out, the Landlord will commission a new energy label based on the energy generation system (energieopwekkingsinstallatie) implemented as part of the Remaining Landlord Improvements, which new energy label will be attached later to the Rider as a schedule (whereby the Landlord warrants to the Tenant that commissioning this new energy label is not legally required, as the Building Tripolis 100 qualifies as a monument and is therefore exempted from the energy label requirement). The intention is for the new energy label to achieve a classification that surpasses label C.

2.5

The exact size of the Office Space and the Bike Storage will be determined in accordance with a NEN 2580 measurement report, type B (the Measurement Report). Ultimately on the Handover Date Office Floors, an independent certified expert appointed by the Landlord will provide the Measurement Report, at Landlord’s costs. In case the amount of sq. m. LFA following from the Measurement Report differs from the amount of sq. m. LFA included in clause 2.1 of this Lease, the rental price for the Office Space and/or the Bike Storage will be adjusted in accordance with the amount of sq. m. LFA following from Measurement Report. The (adjusted) rental price based on the Measurement Report will be recorded in the Rider. The Measurement Report will be attached to the Rider.

2.6

The Landlord is aware that the Tenant may wish, in the course of the lease term, to – based on the Tenant’s needs – gradually increase the number of Parking Spaces to a potential maximum number of [*] parking spaces (including the Parking Spaces). The Tenant acknowledges that the Parking Spaces referred to in clause 2.1 represent the last vacant spaces in the Parking Garage, which means that the Parking Garage will, upon the entering of this Lease, be fully let. The Landlord will, in case the Tenant indicates that it wishes to increase its number of Parking Spaces in the aforementioned manner, try to see if it can make such additional parking spaces available to the Tenant in the Parking Garage (but the Tenant acknowledges that the Landlord is dependent on the cooperation of third parties in this respect).

3	conditions
3.1

The GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE SPACE and other premises within the meaning of Article 230a, Book 7 of the Dutch Civil Code’, filed with the registry of The Hague District Court on [*] and registered there under number 15/21 (the General Conditions) (Schedule 2) form part of this Lease. The Parties are familiar with the content of these General Conditions. The Tenant and Landlord have received a copy of the General Conditions.

3.2

The General Conditions referred to in clause 3.1 are applicable, except for those cases in which there is a specific deviation from those provisions in this Lease or in which the application of those provisions is not possible with regard to the Leased Space.

3.3

The Parties acknowledge that the numbering of clauses in this Lease deviates from the draft form ROZ lease agreement (on which this Lease is based) and that as a result any reference in the General Conditions to a clause in the Lease, should be interpreted as a reference to that clause plus one (e.g. clause 4 is clause 5).

4	duration, extension and termination
4.1

The date on which this Lease commences is the date [*] months after the Handover Date Office Floors, but not earlier than [*] (the Commencement Date). The actual Commencement Date will be laid down in the Rider.

This Lease has been entered into for a period of [*] years ([*]) as from the Commencement Date.

4.2

After the expiry of the period referred to in clause 4.1 of this Lease, this Lease will be continued for one period of [*] years, unless notice of termination is given by exclusively the Tenant at the end of the lease period as referred to in clause 4.1 and in accordance with clauses 4.3 and 4.4 of this Lease.

This Lease will thereafter be continued for consecutive periods of [*] years, unless notice of termination is given by the Landlord or the Tenant at the end of a lease period in accordance with clauses 4.3 and 4.4 of this Lease.

For the sake of clarity: the Landlord may give notice of termination (opzeggen) of the Lease for the first time [*] years ([*]) after the Commencement Date.

4.3

Notice of termination of this Lease is given by the Tenant to the Landlord or by the Landlord to the Tenant at the end of a lease period, taking into account a notice period of at least [*] months, in accordance with clause 8.3.

4.4	Notice of termination must be given by e-mail and by registered letter.

5	Rental, turnover Tax, service charges, rent review, obligation for payment, payment periods
5.1	The initial annual rent of the Leased Space on the Commencement Date is:
Office Space:	EUR [*] per sq. m. LFA, excluding turnover tax;

Bike Storage:	EUR [*] per sq. m. LFA, excluding turnover tax;

Parking Spaces:	EUR [*] per Parking Space, excluding turnover tax.

The amounts referred to in clause 5.1 have the Commencement Date as price level date. The total initial annual rent for the Leased Space on the Commencement Date is therefore EUR [*] (in words: [*] euro), excluding turnover tax.

5.2	The Parties agree that the Landlord does charge turnover tax on the rent.
5.3

The Parties declare in reference to article 11, first paragraph, subparagraph b under 5 of the Turnover Tax Act 1968 (Wet op de omzetbelasting 1968) that they have agreed to VAT-taxed rent for the Leased Space. Turnover tax will also be charged on the payment that the Tenant must make for the supply of goods and services by or on behalf of the Landlord, as provided for in clause 6 and clause 18 of the General Conditions. By signing this Lease, the Tenant declares – also for the benefit of the Landlord’s legal successor(s) – that the Leased Space will be used permanently for purposes for which there is a complete or nearly complete right to deduction of turnover tax as laid down in article 15 of the Turnover Tax Act 1968.

5.4	The Tenant’s financial year runs from 1 January to 31 December.
5.5

The rent will be adjusted annually on the same date (with respect to day and month) as the Commencement Date, and for the first time [*] year after the Commencement Date, in accordance with the consumer price index (CPI) series for all households and (in deviation of clause 17.1 of the General Conditions) will be (2015=100), published by Dutch Central Bureau for Statistics (Centraal Bureau voor de Statistiek, CBS.

5.6

The payment that the Tenant owes for the goods or services to be supplied by or on behalf of the Landlord is determined in accordance with clause 18 of the General Conditions. This payment will be subject to a system of advance payments with subsequent settlement, as stated there.

5.7

The Tenant will no longer owe turnover tax on the rent if the Leased Space can no longer be leased subject to turnover tax, even though the Parties had agreed to this. In this case, the payments referred to in clause 19.1 of the General Conditions will apply instead of the turnover tax and this payment is set out in advance on the actual damages.

5.8	The Tenant’s payment obligation is made up of the following components:

For each payment period of [*] calendar months, the following amounts apply on the Handover Date Office Floors and on the Commencement Date:

(a)	the rental for the Office Space;	EUR [*]

(b)	the rental for the Bike Storage;	EUR [*]
(c)	the rental for the Parking Spaces;	EUR [*]
(d)	the turnover tax payable on the rental; and	EUR [*]
(e)	the advance payment on the supply of goods and services by or on behalf of the Landlord plus the applicable turnover tax;	P.M.
	TOTAL	EUR [*] + P.M.

5.9

In view of the Commencement Date, the Tenant’s first payment relates to the period from the Commencement Date to the end of the calendar quarter (on a pro rata basis) in which the Commencement Date falls. The Tenant must pay this amount before the Commencement Date.

5.10

The periodic payments to be made by the Tenant to the Landlord under this Lease as stated in clause 5.8 will be invoiced (in writing) to the Tenant and are due in a single amount, in advance, and in euros, and must be paid in full on or before the first day of the period to which these payments refer.

5.11	Unless otherwise stated, all amounts in this Lease and the accompanying General Conditions exclude turnover tax.
6	costs of supplying goods and services (service charges)
6.1

Parties have agreed that the Landlord will supply certain goods and services. Ultimately on 13 December 2024, the Parties will agree on the goods and services to be provided by the Landlord to the Tenant. Ultimately [*] month before the Handover Date Office Floors the Landlord will provide the Tenant with an overview of the goods and services and the associated advance payments for the service charges. If deemed necessary by the Landlord, Parties will agree on a demarcation list. Ultimately on [*] the Landlord will provide the Tenant with the invoice for the advance payment regarding the service charges for the period from the Handover Date Office Floors until the (assumed) Commencement Date. The list with goods and services including the associated advance payment for service charges will be attached to the Rider as a schedule.

6.2

The advance payment for the supply of goods and services as referred to in clause 6.1 will be increased with turnover tax and other applicable taxes. In the event the Landlord may no longer charge turnover tax on the payment for the additional goods and services due to circumstances attributable to the Tenant, the Tenant has to pay, in addition to the payment for the additional goods and services, a separate payment to compensate the disadvantage that the Landlord or its legal successor(s) suffer or will suffer, if and insofar as the turnover tax for the additional goods and services is no longer deductible for the Landlord or its legal successor(s). This separate compensation will be determined in advance on the basis of the actual damages.

6.3	The estimated service charges shall be reconciled against the actual cost of service charge incurred by the Landlord in line with clause 18 of the General Conditions.
7	security
7.1	Ultimately [*] weeks after this Lease has been signed by the Parties, the Tenant must provide the

Landlord with an unconditional on demand bank guarantee based on the ROZ 2018 model provided by a bank established in the Netherlands which is supervised by DNB (De Nederlandse Bank) for an amount of at least [*] month’s rent plus indicative service charges and turnover tax, for the benefit of the Landlord and its legal successors as a security for the proper performance of the obligations of the Tenant under the Lease.

7.2	Nebius Group N.V. has issued the Letter of Comfort.
8	manager
8.1	Until the Landlord gives notice to the contrary, Flow Real Estate Development B.V. is the property manager.
8.2	Unless otherwise agreed in writing, the Tenant is required to consult the property manager with regard to the content and all further matters relating to this Lease.
8.3	Notice of termination of the Lease must also be sent in writing and in the English language to the Landlord to the following address:

Maxima Propco VI B.V.

c/o Revantage Europe Netherlands B.V.

attn. management board

Polarisavenue 144

2132 JX Hoofddorp

The Netherlands

with copy to: [*]

9	Incentives

The Parties declare that no incentives have been agreed other than as stated in this Lease.

10	ASBESTOS, ENVIRONMENT
10.1

The Landlord is not aware that on the Commencement Date there is asbestos present in the Leased Space that is of such a nature that it would be necessary to take measures on the basis of current legislation on the date of signing the Lease. The fact that the Landlord is not aware of the presence of asbestos in the Leased Space at the date of signing the Lease expressly does not constitute a warranty from the Landlord that no asbestos is present in the Leased Space.

10.2

The Landlord is not aware that on the Commencement Date there is contamination in the Leased Space that is of such a nature that it would be necessary to take measures on the basis of current legislation on the date of signing the Lease. The fact that the Landlord is not aware of the presence of contamination in the Leased Space at the date of signing the Lease expressly does not constitute a warranty from the Landlord that no contamination is present in the Leased Space.

11	Sustainability, Green lease
11.1

The Parties recognise the importance of sustainability and health and wellbeing and agree to support each other in achieving the aims that have been / will be jointly formulated and will discuss the progress on a regular basis.

11.2

Parties will during the term of this Lease comply with all applicable (environmental) laws and regulations regarding sustainability obligations and Parties will provide each other on a regular basis with all necessary information and statistics (e.g. regarding energy consumption, waste management and social initiatives), insofar legally permitted, to facilitate that Parties are able to meet the aforementioned obligations and to prepare reports regarding e.g. their reporting (ESG, energy reduction, sustainability) obligations.

12	Special conditions

Handover Date Office Floors

12.1

The Landlord expects the Handover Date Office Floors to be [*]. If this date would change, the Landlord will inform the Tenant of this at least [*] weeks in advance. The Landlord acknowledges that the fit-out works to be carried out by or on behalf of the Tenant are scheduled to commence on [*]. Should the Handover Date Office Floors of [*] be postponed, all dates specified in the Lease (including the Commencement Date, rent free periods, and any other related dates) shall be adjusted accordingly. On the Handover Date Office Floors, the Parties will inspect the Leased Space to ensure that it is in Shell Condition and, if so, sign the Handover Report Office Floors. The aforementioned is with due understanding that the Tenant acknowledges that the Landlord may have to finalize certain of minor aspects of its works – to have the Leased Space in Shell Condition – after the Handover Date Office Floors. In such case, the Tenant will not withhold its signature to the Handover Report Office Floors, but the works to be finalized by the Landlord after the Handover Date Office Floors will be included in the Handover Report Office Floors as a snagging item.

12.2

As from the Handover Date Office Floors, the Tenant will have early access to the Leased Space solely for realizing its fit out (so not for using the Leased Space for the designated use included in clause 2.2), provided that (i) the first advance payment for the supply of goods and services as referred to in clause 5.8 has been paid by the Tenant to the Landlord, (ii) the security as referred to in clause 7 has been provided by the Tenant to the Landlord and (iii) the Parties have duly signed the Handover Report Office Floors (which Handover Report Office Floors will be drawn up by the Landlord). The signed Handover Report Office Floors will be attached as a schedule to the Rider.

12.3

Between the Handover Date Office Floors and the Commencement Date, all terms of this Lease will apply, albeit that the Tenant is only obliged to pay the advance payment for the supply of goods and services, to be increased with turnover tax, but not the rent (which will be due as per the Commencement Date).

State of handover

12.4

The Leased Space will be handed over to the Tenant in Shell Condition in 2 (two) phases. On the Handover Date Office Floors the Leased Space will be handed over to the Tenant in Shell Condition. On the Handover Date Remaining Landlord Improvements, the Remaining Landlord Improvements will be handed over to the Tenant in Shell Condition. As from the Handover Date Office Floors, the Leased Space (and any damage thereto) is for the risk of the Tenant, unless the Tenant demonstrates that such damage would be caused by the Landlord or its contractors entering the Leased Space for the execution of the construction works for the Remaining Landlord Improvements. As from the Handover Date Remaining Landlord Improvements, the Remaining Landlord Improvements (and any damage thereto) are also for the risk of the Tenant. The foregoing in this clause does not impose liability on the Tenant for any damage, loss, or harm arising from the acts or omissions of the Landlord or any third party for whom the Landlord is liable under Dutch statutory law.

Fit-out Tenant

12.5

The Tenant will be responsible for the realization of its fit-out (including any necessary permits and approvals), which fit-out may only be installed/realized after the prior written approval of the Landlord on the proposed fit-out works, which approval shall not be unreasonably withheld or delayed and with due understanding that any approval of the Landlord will not limit the responsibility and liability of the Tenant for its fit-out works. The Tenant will take-out a proper insurance to cover its fit-out works, including any damage to the Leased Space. With respect to the fit-out of the Tenant, which does not form part of the Leased Space, the Tenant will itself be fully responsible for, and bears the costs of, the maintenance, repairs and renewal.

Remaining Landlord Improvements

12.6

The Tenant is aware of – and agrees to – the fact that (i) on the Handover Date Office Floors, the construction works required for the realization of the Remaining Landlord Improvements by the Landlord are still in progress and (ii) the entrance on the [*] ([*]) floor of the Building Tripolis 100 will be used by the Landlord for realizing the Remaining Landlord Improvements.

12.7

The Parties will cooperate in good faith to minimize potential interference between the construction works required for the realization of the Remaining Landlord Improvements and the fit-out works executed by the Tenant. From the Handover Date Office Floors until the Handover Date Remaining Landlord Improvements, the (sub)contractors of the Landlord are entitled to use the Parking Spaces free of charge to complete the Remaining Landlord Improvements after consent of the Tenant.

12.8

The Landlord will inform the Tenant about the actual Handover Date Remaining Landlord Improvements at least [*] weeks in advance. On the Handover Date Remaining Landlord Improvements, the construction works required for the realization of the Remaining Landlord Improvements will be completed and handed over to the Tenant and Parties will sign the Handover Report Remaining Landlord Improvements (which Handover Report Remaining Landlord Improvements will be drawn up by the Landlord). The signed Handover Report Remaining Landlord Improvements will be attached as a schedule to the Rider. The handover of the items listed as 1 – 3 of the Remaining Landlord Improvements will take place in accordance with the following:

(i)

if the actual Handover Date Remaining Landlord Improvements for these items as notified by the Landlord to the Tenant is prior to [*], the Parties will themselves do such handover. If Parties agree on such date that the Remaining Landlord Improvements are indeed in Shell Condition (with the exception of any snagging items), they will proceed with signing the Handover Report Remaining Landlord Improvements;

(ii)

if Parties would, on the date referred to in sub (i), not agree that the items listed as 1 – 3 of the Remaining Landlord Improvements are in Shell Condition (with the exception of any snagging items), they will (i) discuss which of these items are not yet in Shell Condition and (ii) hold a new handover of the items listed as 1 – 3 of the Remaining Landlord Improvements on [*] in the presence of an independent third party expert, who will then decide on behalf of both Parties whether or not the items listed as 1 – 3 of the Remaining Landlord Improvements are in Shell Condition (with the exception of any snagging items). If on [*] such independent expert would determine that the items listed as 1 – 3 of the Remaining Landlord Improvements are (with the exception of any snagging items) not in Shell Condition, the Landlord will owe the penalty as set out in clause 12.10 sub (i);

(iii)

if the actual Handover Date Remaining Landlord Improvements of the items listed as 1 – 3 as notified by the Landlord to the Tenant is on or after [*], such handover will directly take place in the presence of an independent third party expert and sub (ii) will apply to such expert’s decision.

12.9

Parties acknowledge that the execution of the construction works for the Remaining Landlord Improvements, or insofar as it concerns technical installations as part of the Remaining Landlord Improvements: the amending or the absence and installing of such technical installations (as long as the technical installations have been installed ultimately [*]), will not constitute a defect as meant in article 7:204 DCC, provided such works are carried out in a reasonable manner with the care, skill and diligence reasonably expected of competent parties involved.

12.10	Insofar as the Remaining Landlord Improvements have not been completed by [*], the following applies.
(i)

With respect to the items listed as 1 – 3 of the Remaining Landlord Improvements as included in Schedule 3: if one or more of such items have not been completed by [*], the Tenant will be entitled to a rental discount in the aggregate amount of EUR [*] for every calendar day after [*] until the date that items 1 – 3 have all been completed, albeit that the total amount of such penalty will not exceed EUR [*]; and

(ii)

With respect to the items listed as 4 – 6 of the Remaining Landlord Improvements as included in Schedule 3: if one or more of such items have not been completed and such would hinder the use as office space of the Leased Space, this would constitute a defect as meant in article 7:204 DCC and the Tenant would be entitled to claim damages in accordance with the terms and conditions of the Lease.

Further developing of the Technical Description

12.11

As soon as reasonably possible after the date this Lease has been executed by both Parties, the Landlord will develop the Technical Description (Schedule 4) into the draft technical drawings (werktekeningen) of the Leased Space (including temperature exceedance calculations (temperatuur overschrijdingsberekeningen)) as referred to in schedule 3 of the Technical Description (Schedule 4).

12.12

The Tenant will review the draft technical drawings (werktekeningen) solely on the basis of the Technical Description (Schedule 4) and provide its comments no later than [*] business days upon receipt.

12.13

If the Tenant is of the opinion that the draft technical drawings (werktekeningen) – insofar as they relate to the Shell Condition – do not fully meet and/or deviate from the Technical Description (Schedule 4), the Tenant will inform the Landlord thereof in writing, supported by reasons.

12.14	Subsequently, the Landlord has the opportunity to amend the draft technical drawings (werktekeningen) on the basis of the comments provided by the Tenant, after which the procedure described above will be followed again until the draft technical drawings (werktekeningen) have been approved by the Parties.

12.15

The Landlord will realize the Remaining Landlord Improvements in accordance with the approved technical drawings (werktekeningen), which approved technical drawings (werktekeningen) will be attached to the Rider.

12.16

In case the temperature exceedance calculations (temperatuur overschrijdingsberekeningen) as part of the technical drawings (werktekeningen) indicate that there is insufficient cooling capacity in a specific part of the Leased Space, the Landlord will, as part of the Shell Condition, install additional cooling capacity in the Leased Space by installing VRF multi-split units as advised by [*] (schedule 3 to the Technical Description (Schedule 4)).

Rent free period

12.17

The Landlord provides the Tenant with a rent free period of [*] months’ rent for the Leased Space, to be distributed over the first Lease term of [*] ([*]) as follows. The number of rent free months (potentially after reduction on the basis of clauses 12.19 and 12.20), will be divided by [*] ([*]) and the outcome thereof will be the number of months’ rent free that the Tenant will be entitled to for (i) the third quarter of the calendar year 2025 or in any case the quarter in which the Commencement Date is included (being 0.5 year) and (ii) the first quarter of the calendar years [*] through [*] (being [*] years) and which then also will be settled with the rent payment for the first quarter of such year (and the rent payment for the third quarter of 2025). As an example: if, after deduction of the CAPEX contribution on the basis of clauses 12.19 and 12.20, the number of months’ rent free is [*], this will be divided by [*]. The outcome thereof – being [*]– is the number of months’ rent free that the Tenant will be entitled to in the first quarter of the years [*] through [*] and half of that outcome – being [*] – is the number of months’ rent free that the Tenant will be entitled to in the third quarter of the year 2025 (assuming that the Commencement Date will be [*]). Likewise, if the Tenant would not request any CAPEX contribution, the number of rent free that the Tenant would be entitled to in the first quarter of the years [*] through [*] would be [*] (i.e. [*]) and [*] in the third quarter of the year 2025.

12.18	During the rent free period only service charges to be increased with turnover tax will be due by the Tenant.
12.19

Ultimately on the Commencement Date, the Tenant is entitled to request the Landlord in writing to convert a part of the rent free period (as included in clause 12.17) into a CAPEX-contribution to cover the costs for installing LED-lighting in the Leased Space. The Tenant will submit the underlying invoices to the Landlord as proof that the CAPEX-contribution is being used correctly, before the Landlord is required to pay the CAPEX-contribution to the Tenant.

12.20

In case the Tenant has requested to convert a part of the rent free period into the aforementioned CAPEX-contribution, the remaining period of the rent free period will be laid down in the Rider. As an example of how to calculate such remaining period of the rent free period: if the CAPEX-contribution is EUR [*], the converted part of the rent free period is [*] months and thus the remaining period of the rent free period will be [*] months, calculated as: (EUR [*] / (EUR [*])).

Fire brigade requirements

12.21	The Landlord warrants on the Handover Date Office Floors that the Leased Space in Shell Condition complies with the fire safety regulations insofar as applicable to the Leased Space on the Handover

Date Office Floors.

Access

12.22	Except in the event of emergencies, the Leased Space will be accessible for the Tenant 24 (twenty-four) hours per day, 7 (seven) days a week, 365 (three hundred and sixty five) days a year.

Security system

12.23

The Tenant will have the right to install its own security system in the Leased Space (including for example an electronic card access system and video monitoring equipment). The aforementioned right is subject to the condition that (i) the privacy of other tenants (including their users) of (buildings in) Tripolis-Park is respected and in line with all applicable laws and regulations, (ii) that the security system and other equipment will be installed with respect for the architecture of the Leased Space and the other buildings in Tripolis-Park and (iii) the system and other equipment will be installed in accordance with all applicable laws and regulations.

Name plates Parking Spaces

12.24	The Landlord will – upon request of, and in consultation with, the Tenant – provide (one-time) name plates for the Parking Spaces. The costs thereof will be borne by the Landlord.

Signage

12.25

In addition to clause 5.5 of the General Conditions, the Tenant has the right to, in consultation with and after the prior written approval of the Landlord (not to be withheld or delayed unreasonably), place branding and its own name sign at the therefore by the Landlord designated locations as indicated on the draft technical drawings (werktekeningen) (amongst others at the façade and the entrance of the Building Tripolis 100).

12.26

The Tenant is responsible to obtain all necessary permits for placing its branding and signage from the Municipality of Amsterdam (and/or other relevant authorities). At the end of the Lease, the Tenant is obliged to, for its own risk and account, remove the branding and signage and repair the façade.

Equipment

12.27

Insofar as the Tenant wishes to install (and subsequently operate, maintain, replace or remove) electrical and telecommunications wiring and related equipment (e.g. antennae, satellite dishes, microwave dishes, signal repeaters, computer systems and like equipment, and/or other communications and/or television equipment, together with related equipment, mountings and supports) on the roof of the Building Tripolis 100, the following applies. The Tenant will make a proposal for the locations where it would like to install such equipment. The Landlord has to give written approval to such proposal in advance and such approval will not be withheld or delayed unreasonably. The Tenant acknowledges that it will not have an exclusive right to use the roof of the Building Tripolis 100. Any aforementioned approval of the Landlord will also always be subject to the Tenant complying with (local) laws and regulations for such proposal.

12.28

The Tenant is responsible to obtain all necessary permits for placing its equipment on the roof of the Building Tripolis 100 in which the Leased Space is located from the Municipality of Amsterdam (and/or other relevant authorities). At the end of the Lease, the Tenant is obliged to, for its own risk and account, remove such equipment and repair the roof.

Sublease

12.29

In addition to clause 6.1 of the General Conditions, the Tenant is permitted to, after the prior written approval of the Landlord, which the Landlord will not withhold unreasonably, sublet the Leased Space partially or in whole, provided that (i) this use is in line with the use as referred to in clause 2.2 of this Lease and (ii) the (lease) term of the (sublease) agreement does not exceed the (lease) term of this Lease. Withholding approval shall in any case not be unreasonable if the moral standing of the subtenant are not at least equal to that of the Tenant.

12.30	In addition to clause 12.29, the Tenant is permitted to sublet the Leased Space partially or in whole, to any affiliate or company within its corporate group.
12.31

In addition to clause 12.29, the Tenant is not permitted to include provisions in any sublease agreement that are in conflict with the provisions of this Lease and any subletting by the Tenant will not affect the obligations of the Tenant under this Lease.

Alterations to the Leased Space

12.32

In deviation of clause 12.2 and 12.3 of the General Conditions, the Tenant is only permitted to make adjustments or alterations to the ((technical) installations of the) Leased Space after having received the prior written approval of the Landlord, which approval shall not be unreasonably withheld or delayed.

12.33

Insofar as any alterations and/or additions referred to in clause 12.32 may, according to the Landlord, impact the investment value of the Leased Space and/or are of a structural nature and/or regard alterations and/or additions to the technical installations of the Leased Space, the Landlord may set certain reasonable additional conditions to its approval, such as that upon termination of the Lease, the Tenant will for its own risk and account remove / make undone the requested alterations or additions and restore the Leased Space to its original state.

Re-instatement after [*] years at the end of the Lease

12.34

In deviation of clause 12.14 of the General Conditions and 22.1 of the General Conditions, the Tenant is entitled to deliver the Leased Space in an ‘as is state’ at the end of the Lease after a lease period of at least [*] years ([*]) after the Commencement Date, subject to it being delivered in a good state, properly cleaned and without damages other than as a result of the normal wear and tear. Furthermore, the Leased Space must be delivered empty and all (movable) furniture, inventory and other things (inboedel) must be removed.

12.35

‘As is state’ means that the Tenant may leave behind any adjustments or alterations made to the Leased Space by the Tenant, provided that the Tenant has received the prior written approval of the Landlord on such changes in accordance with clause 12.32. The Tenant may not leave behind any adjustments or alterations to the structure and/or structural core and (technical) installations of the Leased Space for which the Landlord has not granted its approval or for which the Landlord, at the time of granting its approval thereto – notified the Tenant in writing that these should be made undone by the Tenant upon the termination of the Lease.

(Other) deviation from the General Conditions

12.36	Clause 15 of the General Conditions (Organisational change at the Tenant/Landlord) is not applicable.

Order of rank

12.37	In the case of conflict between one or more provisions in clauses 1 to 11 and one or more special provisions in clause 12, the special provisions of clause 12 prevail.
12.38	In case of conflict between one or more provisions of this Lease and one or more provisions in the General Conditions, the provisions in this Lease prevail.
12.39	In case of conflict between one or more (special) provisions in this Lease and one or more schedules to this Lease, the (special) provisions of this Lease prevail.

House rules Tripolis-Park

12.40

There are house rules (huishoudelijk reglement) applicable regarding Tripolis-Park. The Landlord will provide the Tenant with a copy thereof once available and the Tenant will adhere to such house rules (huishoudelijk reglement).

The Environment and Planning Act (Omgevingswet)

12.41

The references to the laws and regulations stipulated in the General Conditions which are no longer correct after the entering info force of the Environment and Planning Act (Omgevingswet) are deemed to be references to the equivalents in the Environment and Planning Act (Omgevingswet) and/or the relevant other new equivalent law or regulation of the references included in the General Conditions.

13	rider
13.1	Upon the Commencement Date the Parties will enter into the Rider in which the following items will be determined and/or, as the case may be, attached:
(a)	the new energy label (referred to in clause 2.4) (to be attached later);
(b)	the Measurement Report and the (adjusted) rental price based on the Measurement Report (referred to in clause 2.5 and in the example calculation of clause 12.20).
(c)	the actual Commencement Date (referred to in clause 4.1);
(d)	the list with goods and services including the associated advance payment for service charges (referred to in clause 6.1).
(e)	the signed Handover Report Office Floors (referred to in clause 2.1 and 12.1);
(f)	the signed Handover Report Remaining Landlord Improvements (referred to in clause 2.1 and 12.7);
(g)	the approved technical drawings (werktekeningen) (referred to in clause 12.13); and
(h)	the (converted) rent free period, if applicable (referred to in clause 12.20).
14	compliance

14.1

The Parties will – during the entire term of this Lease – comply with the warranties and compliance stipulations included in Schedule 6 and each of the Parties warrants that it complies with the aforementioned warranties and stipulations on the signing date of this Lease.

14.2

If at any moment during the term of this Lease one of the Parties no longer complies with the warranties and compliance stipulations included in Schedule 6 and/or there is a material change in the compliance or Sanctioned Person (as defined in Schedule 6) status of the Parties, any group company of the Tenant or any Beneficial Owner (as defined in Schedule 6) of a Party (each a Compliance Warranty Breach), the breaching Party will immediately inform the other (non-breaching) Party in writing thereof, after which the Parties shall (which is also applicable in case the relevant Party has not informed the Party as set out above), in good faith discuss and with reasonable efforts try to find a solution to remedy such Compliance Warranty Breach as soon as possible. If the Compliance Warranty Breach is not remedied by the breaching Party within at most [*] months after the occurrence of the Compliance Warranty Breach (the Warranty Breach Cure Period), the non-breaching Party will be entitled to terminate this Lease immediately upon written notice following the expiry of the Warranty Breach Cure Period (without any liability for the non-breaching Party towards the other (breaching) Party for such termination). In case of a Compliance Warranty Breach which is not capable of being remedied, the non-breaching Party will be entitled to terminate this Lease immediately and the Warranty Breach Cure Period shall not apply.

15	Confidentiality

The Parties shall keep all knowledge and information relating to (the existence and terms of) this Lease, the Tenant and/or the Landlord (the Confidential Information) confidential and will not disclose any Confidential Information to third parties except as required by law or necessary for the implementation of this Lease. A Party shall not in any way publicize any Confidential Information without the prior approval of the other Party. The Parties acknowledge that, in general but especially during the period before information about this Lease has been publicized by a Party, any information about the Lease is (commercially) sensitive.

THIS LEASE AGREEMENT has been entered into on the date stated at the beginning of this Lease.

Remainder of page intentionally left blank

Signature page(s) follow

SIgnature Page

Landlord

MAXIMA PROPCO VI B.V.

/s/ M. Kennedy		/s/ S. Shadbolt
By:	M. Kennedy	By:	S. Shadbolt
Title:	Director	Title:	Director

Tenant

ADC TECH NETHERLANDS B.V.

/s/ A.A. de Cuba
By:	Mr. A.A. de Cuba
Title:	Director

Separate signature(s) of the Tenant(‘s) (each) acknowledging receipt of a copy of the GENERAL TERMS AND CONDITIONS FOR LEASE OF OFFICE SPACE and other premises within the meaning of Article 7:230a of the Dutch Civil Code, as specified in clause 3.1 of this Lease.

ADC TECH NETHERLANDS B.V.

/s/ A.A. de Cuba
By:	Mr. A.A. de Cuba
Title:	Director

Schedule 1

Table and floor plan/drawings Leased Space / Lettable Floor Area

Schedule 2

General Conditions

This translation can only be used in combination with and as explanation to the Dutch text. In the event of a disagreement or dispute relating to the interpretation of the English text the Dutch text will be binding. These general terms and conditions are subject to Dutch law.

GENERAL TERMS AND CONDITIONS - LEASE AGREEMENT FOR

OFFICE PREMISES

and other business premises within the meaning of Section 7:230a of the Dutch Civil Code

In accordance with the model established by the Real Estate Council (ROZ) on 30 January 2015 and filed with the Clerk of the District Court at The Hague on 17 February 2015 and registered there under number 15/21. Also published on the website www.roz.nl. The Council accepts no responsibility for adverse consequences arising from the use of the text of the model.

Size of the Leased Property

1 Under the Leased Property are also to be understood the installations and facilities present in the Leased Property, insofar as these have not been excluded from the delivery report initialled by the parties to be attached as an annex to this Lease.

Suitability of the Leased Property

2.1 For the question whether facts and circumstances limiting quiet enjoyment under the Lease qualify as a defect in the meaning of Section 7:204 of the Civil Code, it is important what the Lessee could reasonably expect from the Leased Property at the start of the Lease.

2.2 Insofar as the Lessor is aware before signing the Lease of facts and circumstances preventing the use of the Leased Property by the Lessee in accordance with the agreed use, the Lessor shall inform the lessee thereof.

2.3 The Lessee is obliged to (arrange to) thoroughly inspect the Leased Property before entering into the Lease to verify whether the Leased Property is or can be made suitable by the Lessee for the agreed purpose for which the Lessee wishes to use the Leased Property.

Condition of the Leased Property at the start of the Lease

3.1 The Property will be handed over to and accepted by the Lessee in a good state of repair, unless the parties agree otherwise in writing. If at the start of the Lease, no delivery report is drawn up, by derogation from Section 7:224 subsection 2 of the Civil Code the Lessee has received the Leased Property in good condition, without defects and free of damage.

3.2 The general, structural and technical condition of the Leased Property in which the Lessee accepts the Leased Property at the start of the Lease shall be established by the Lessee and the Lessor in a delivery report as an annex initialled by or on behalf of the parties to be attached to the Lease. This delivery report forms part of the Lease.

(Official) regulations and permits

4.1 Both on and after the date of entry referred to in Article 3.1 of the Lease, the Lessor is responsible for obtaining and maintaining the required permits, licences and consents needed to use the Leased Property as referred to in Article 1.1 of the Lease, notwithstanding the provisions of Article 4.4 and 4.5.

4.2 The costs relating to acquiring the permit, exemption or consent referred to in Article 4.1 and also the costs of alterations to the Leased Property in order to meet the conditions of the permit, licence or consent shall be for the Lessor’s expense, without prejudice to the Lessee’s maintenance, repair and replacement obligations referred to Article 11.2 and 11.5 with regard to the facilities already forming part of the Leased Property.

4.3 Both on and after the date of concluding the Lease, the Lessee is responsible for obtaining and maintaining all other required permits, licences and consents not falling under Article 4.1 needed to use the Leased Property in accordance with the purpose agreed in Article 1.2 of the Lease for which the Lessee is required to use the Leased Property. This also includes all notifications that the authorities have imposed or will impose as regards the use of the Leased Property in accordance with the agreed use referred to above. The notifications imposed by the authorities referred to above include notifications that are compulsory on the grounds of the most recent Building Decree and the most recent General Rules for Establishments (Environmental Management) Decree (Activities Decree).

4.4 The refusal or revocation of a permit, licence or consent as referred to in Article 4.3 does not constitute a defect, unless the refusal or revocation is the result of actions or failures to act on the part of the Lessor.

4.5 The costs relating to acquiring the permit, licence or consent referred to in Article 4.3 and also the costs of alterations to the Leased Property in order to meet the conditions of the permit, licence or consent shall be for the Lessee’s expense, without prejudice to the Lessor’s maintenance, repair and replacement obligations referred to Article 11.2 and 11.4 with regard to the facilities already forming part of the Leased Property.

Use

5.1 During the whole term of the Lease, the Lessee shall use the Leased Property actively, entirely, properly and personally exclusively for the purpose stated in the Lease. In this connection, the Lessee shall pay due attention to existing restricted rights, qualitative obligations and any requirements imposed or to be imposed (including requirements relating to the Lessee’s business, the use of the Leased Property and everything present within the Leased Property) by the government or utility companies. The Lessee is required to equip the Leased Property with sufficient fixtures and fittings. For the purposes of this Lease, utility companies also include similar companies involved in the supply, transportation and metering of consumption of energy, water etc.

5.2 The Lessee shall act in accordance with the provisions of the law and local by-laws as well as customary practices in relation to lettings and rentals, and instructions issued by the authorities, utility companies and insurers. With regard to work concerning safety, fire prevention and lift technology, the Lessee may only engage companies which the Lessor has approved in advance and which are recognised by the National Centre for Prevention (NCP) and the Netherlands Foundation for Lift Equipment. The Lessor shall not withhold this permission on unreasonable grounds. If it is agreed in the context of supplies and services to be provided by or on behalf of the Lessor that the above-mentioned work is to be arranged by the Lessor, the Lessee must not carry out or arrange for such work to be carried out itself. The Lessee shall at all times comply with the user instructions issued by those companies. The Lessee shall also comply with oral and written instruction issued by or on behalf of the Lessor for the purposes of proper use of the Leased Property and of the internal and external areas, installations and facilities of the building or complex of buildings containing the Leased Property. This includes reasonable instructions regarding maintenance, appearance, noise level, order, fire safety, parking behaviour and proper functioning of the installations with respect to the building or complex of buildings of which the Leased Property forms a part.

5.3 The Lessee must not create any trouble or nuisance while making use of the Leased Property or of the building or complex of buildings containing the Leased Property and shall take due care to see that third parties who are present on its account shall not do the same.

5.4 The Lessee is entitled and has a duty to use the common facilities and services that are or will be available to ensure the proper functioning of the building or complex of buildings to which the Leased Property belongs.

5.5 The Lessor has the right to issue instructions with regard to placing (neon) advertising or signs or modifications and additions desired by the Lessee or other changes visible from the outside, where the Lessor shall not withhold its permission on unreasonable grounds. The Lessor may issue instructions, such as concerning the design, location, dimensions and choice of materials. The Lessee is required to comply with such instructions and those of the competent authorities in relation to modifications or additions made by the Lessee.

5.6 The Lessor has the right for itself, for lessee(s) or third parties to make use of roofs, outer walls, façades, areas not accessible to the public or the Lessee, immovable dependencies within the building or complex of buildings, and also the gardens and grounds in order to install antenna installations or for other purposes. If the Lessor wishes to make use of this right it shall inform the Lessee of this in advance. The Lessor shall take account of the Lessee’s interests when exercising this right.

5.7 The Lessor may deny the Lessee access to the Leased Property if the Lessee has not (yet) complied with its obligations under the Lease at the time that it wishes to make use of the Leased Property for the first time. This has no effect on the date of entry of the Lease referred to in Article 3.1 of the Lease and the Lessee’s obligations deriving from the Lease.

Sub-letting

6.1 The Lessee may not relinquish the Leased Property as a whole or in part to third parties by letting, subletting it or allowing others to use it without the prior written permission of the Lessor, nor shall it transfer the rights conferred by this Lease to a partnership of individuals or a legal entity.

6.2 If the Lessee contravenes Article 6.1, it will be liable to the Lessor fora directly enforceable penalty for each day that the contravention continues, equivalent to two times the daily rental payable by the Lessee at the time, without prejudice to the Lessor’s right to have the Lease complied with or to dissolve the Lease on the grounds of breach of contract, and to claim damages.

6.3 The Lessee is permitted to sub-let or grant a right of use to the premises to a group company in the meaning of Section 2:24b of the Civil Code provided that this is consistent with the use referred to in Article 1.2 of the Lease and the sub-lessee/user does not sub-let and/or grant use of the premises to a third party. In the sub-letting agreement, the Lessee shall not derogate from the main lease to the disadvantage of the principal Lease. The foregoing shall not affect the Lessee’s obligations under the Lease. The Lessee will remain the single point of contact for the Lessor.

Environment and energy label

7.1 In the event that the state or other authorised bodies have issued guidelines, instructions or directions as regards the submission of waste, whether separately or not, the Lessee and the Lessor are obliged to comply strictly with such instructions. In the event that a party does not comply or only partially complies with this obligation, the defaulting party shall become liable for the financial, criminal or other consequences arising from such failures.

7.2 The Lessee is not permitted:

a. to keep environmentally harmful substances in, on, at or in the immediate vicinity of the Leased Property, including malodorous, inflammable or explosive substances;

b. to use the Leased Property in such a way as to create soil or other environmental contamination.

7.3 The Lessor will not indemnify the Lessee against official orders to carry out an environmental survey regarding the Leased Property or to take measures in the event that contamination is discovered under, in, at or around the Leased Property.

7.4 Insofar as the Lessor is obliged to affix an energy label in the Leased Property, the Lessee shall allow the Lessor to do so without attaching further conditions to this.

7.5 The Lessee and the Lessor are not permitted without the Lessor’s and Lessee’s prior written permission to make any modifications or additions to the Leased Property that would demonstrably worsen the energy index of the Leased Property stated in the energy label, as referred to in Article 1.5 of the Lease.

Rules of conduct, regulations and prohibitions

8.1 The Lessee must not create any trouble or nuisance or cause damage in, on, at or under the Leased Property or complex of buildings containing the Leased Property. Damage to the Leased Property among other things means the use of means of transport that could damage the floors and walls. The Lessee shall take due care to see that third parties who are present on its account shall not do the same. This also applies to the building or complex of buildings containing the Leased Property.

8.2 The Lessee is not permitted:

a. to exceed the Safe Working Load limit of the floors of the building or the complex of buildings containing the Leased Property as stated in the Lease or structurally permissible;

b. to effect modifications or make additions in, on or at the Leased Property that are in conflict with instructions issued by the authorities or by utility companies, or with the conditions under which the owner of the Leased Property has become the owner of the Leased Property or with other limited rights or which could create a nuisance or obstruction to their peaceful enjoyment.

8.3 The Lessee is not permitted without the Lessor’s prior written permission to trespass or allow others to trespass on service and equipment areas, flat areas, roofs, gutters and spaces and areas not intended for general use in the Leased Property or the building or complex of buildings containing the Leased Property or to station means of transportation other than at the places intended for the same.

8.4 With regard to the times and the manner in which loading and unloading takes place, the Lessee shall comply with official regulations or instructions from other competent authorities, as well as the Lessor’s reasonable instructions.

8.5 The Lessee shall keep escape routes and emergency doors free at all times in the Leased Property and the building or complex of buildings containing the Leased Property and guarantee accessibility of fire extinguishing facilities. The Lessor shall also refrain from blocking the said escape routes and emergency doors.

8.6 If the Leased Property includes a lift, moving walkway or escalator or automatic door mechanism or similar facilities, or if the Leased Property is accessible by means of or with the help of one or more of the foregoing facilities or similar facilities, such facilities shall only be used at one’s own risk. The Lessee shall be responsible for the proper and skilful use of any technical systems forming part of the Leased Property.

Damage

9.1 The Lessee shall notify the Lessor without delay of any defect and any (imminent) damage arising from that defect or another cause or circumstance. The Lessee shall give the Lessor a reasonable time – given the nature of the defect – to commence with rectification of a defect that is the responsibility of the Lessor. The Lessee shall confirm this notification, including the reasonable time, to the Lessor as quickly as possible in writing.

9.2 The Lessee shall take appropriate and timely steps to prevent and confine any damage to the Leased Property and to the building or complex of buildings of which the Leased Property forms a part.

If the (potential) damage cannot be attributed to the Lessee and the costs of the suitable measures are demonstrable and reasonable, the Lessor shall compensate these costs to the Lessee at the Lessee’s request.

Liability

10.1 The Lessee shall be liable to the Lessor for all damage to the Leased Property unless the Lessee proves that no blame should be attached to the Lessee and to individuals for whom the Lessee is responsible.

10.2 The Lessee shall indemnify the Lessor against any fines that the Lessee may incur due to the conduct or negligence of the Lessee.

10.3 The Lessor shall not be liable for any damage resulting from a defect and the Lessee cannot claim any rent reduction and setting-off in case of a defect, subject to the right of set-off referred to in Section 7:206 subsection 3 of the Civil Code.

10.4 The provisions of Article 10.3 do not apply under the following circumstances:

- in the event of damage if a defect is the consequence of a serious culpable failure on the part of the Lessor;

- if the Lessor was aware of a defect on signing the Lease and made no specific arrangements with the Lessee about this;

- if it turns out that the Leased Property is not suitable for the use referred to in Article 1.1 of the Lease on the date of entry referred to in Article 3.1 of the Lease because of circumstances attributable to the Lessor;

- if the Lessor should have been aware of a defect when concluding the Lease and the Lessee could not or should not have been aware of this based on its duty to make enquiries under Article 2.3 or was not required to make any enquiries about this;

- if the Lessor has not observed a reasonable time limit set by the Lessee in writing as referred to in Article 9.1 to make a start on rectifying any defect which is the Lessor’s financial responsibility.

Costs of maintenance, repairs and renewals, inspections and tests

11.1 The terms used in the Lease and the general provisions `maintenance, repair and renewal’ are defined as follows:

- maintenance: ensuring that a thing remains in good condition, or at least remains in the condition as it existed on the entry date of the Lease, subject to normal wear and tear;

- repair: returning or replacing a thing in a condition that makes it possible to use that thing again as on the date of entry of the Lease;

- renewal: replacing a thing as a consequence of that thing reaching the end of its technical lifespan.

11.2 The Lessor shall be responsible for the costs of maintenance, repair and renewal work to the Leased Property, as specified in Article 11.4 below. The Lessee shall be responsible for all other maintenance, repair and renewal works, including the costs of inspections and tests at the Leased Property.

If the Leased Property forms part of a building or complex of buildings, the above-mentioned provisions shall apply also to the specified costs in relation to the building or complex of buildings containing the Leased Property, such as work on communal systems, spaces and other communal facilities, all this pro rata.

11.3 Unless otherwise agreed between the parties, the work specified in Articles 11.2, 11.4 and 11.5 shall be carried out by or on the instructions of the party who is liable to pay for it. The parties shall proceed to have such works carried out in good time.

11.4 The Lessor shall be responsible for the costs of:

a. maintenance, repairs and renewal of structural parts of the Leased Property, such as foundations, columns, beams, structural floors, roofs, flat areas, structural walls, outer walls;

b. maintaining, repairing and renewing the stairs, stair treads, sewage pipes, guttering and external window and door frames unless the Lessee has failed to comply with its obligations on the grounds of Article 11.5 sub k.

c. replacement of components and renewal of systems pertaining to the Leased Property;

d. outside paintwork.

The work specified at a. to d. inclusive shall be the Lessor’s financial responsibility, unless the work can be regarded as minor repairs, including small-scale and daily maintenance in the legal sense or work to items not introduced in, on or about the Leased Property by or on behalf of the Lessor.

11.5 The Lessee shall be responsible for the following, in clarification of or, as the case may be, in derogation from or supplementation to Article 11.2:

a. external maintenance insofar as it can be shown to relate to routine repairs including minor and daily maintenance in the legal sense, and internal maintenance other than maintenance as specified in Article 11.4, all without prejudice to the following provisions;

b. maintenance, repair and renewal of switches, lamps, lighting (including luminaires), batteries, interior paintwork, power sockets, door and window hardware, glazing and glass doors, mirrors, windows and other panes;

c. maintenance and repair of roller shutters, venetian blinds, canopies and other awnings;

d. maintenance and repair of the system ceiling, including luminaires, bell systems, sinks, kitchen equipment and sanitary ware;

e. maintenance and repair of pipework and taps/cocks for gas, water and electricity, facilities for the prevention of fire, burglary and theft, with all that forms part of them;

f. maintenance and repair of boundary partitions, gardens and grounds, including pavements;

g. regular and proper maintenance, together with regular testing and certification of all technical systems pertaining to the Leased Property, including the replacement of any small components. This work may only be carried out by contractors approved by the Lessor;

h. all testing and inspection, whether prescribed by the government or not and both regular and occasional, as may reasonably be deemed necessary, in the areas of reliability and safety, and for checking good working order, of the systems (technical or otherwise) pertaining to the Leased Property or the Leased Property’s immovable appurtenances; the said testing and inspections shall be carried out on the Lessor’s instructions; as far as the costs arising from this are concerned, these shall be governed, as far as possible, by the following provisions in Articles 18.3 to 18.8 inclusive;

i. maintenance, repair and renewal of upholstery, floor coverings and items introduced by or on behalf of the Lessee, whether or not this is done under a provisional estimate provided by the Lessor to the Lessee;

j. attention to cleaning the Leased Property and keeping it clean, both internally and externally, including keeping the windows, roller shutters, venetian blinds, canopies and other awnings, the outside window frames and façades of the Leased Property clean, and the removal of any graffiti left on the Leased Property;

k. attention to installation of grease-traps, cleaning and unblocking traps, gutters and all waste and sewage pipes as far as the municipal sewer for the Leased Property, scrubbing of sinks and cleaning out ventilation ducts.

11.6 The Lessee shall be liable for maintaining, repairing and renewing any alterations and additions introduced to the Leased Property by or on behalf of the Lessee.

11.7 If, after having been given due notice, the Lessee neglects maintenance or repair work for which it is liable – or if, in the Lessor’s opinion this work has been carried out improperly or poorly – the Lessor shall be entitled to have the works of maintenance, repair or renewal deemed to be necessary carried out at the Lessee’s cost and risk.

If the work which should have been done at the Lessee’s expense cannot be postponed, the Lessor shall be entitled to carry out that work or have it carried out immediately, at the Lessee’s expense.

11.8 The Lessor shall consult with the Lessee, in advance, in relation to works of maintenance, repair and renewal which are the Lessor’s liability, as regards the manner in which they should be carried out, as far as possible with the Lessee’s interests in mind. If the Lessee asks for these works to be carried out outside normal working hours, the Lessee shall be liable for any extra costs involved.

11.9 The Lessee shall be responsible for the proper and skilful use of the technical systems in the Leased Property. The Lessee shall likewise be responsible for any maintenance of those systems carried out by it or on its instructions. The fact that the maintenance is carried out by a business approved by the Lessor shall not absolve the Lessee from this responsibility.

11.10 If the Lessor and the Lessee agree that the maintenance, repair and renewal work in, on or about the Leased Property or the building or the complex of buildings containing the Leased Property, as specified in Articles 11.2, 11.5 and 11.6, which is the Lessee’s responsibility, shall be carried out on the Lessor’s instructions rather than the Lessee’s, then the associated costs shall be passed on by the Lessor to the Lessee. In some cases the Lessor will conclude maintenance contracts for this work.

Modifications and additions by the Lessee

12.1 The Lessee shall at all times notify the Lessor in writing in due time in advance of any change or addition. This includes but is not limited to all changes that could affect the permits applicable to the Leased Property. The Lessee must ensure that it stipulates that the party that makes the changes and additions waives its right of retention.

12.2 The Lessee is permitted without the Lessor’s permission to make modifications and/or additions to the Leased Property that are necessary for the operation of the Lessee’s business, provided that the modifications and additions do not involve or affect the structure of the Leased Property and/or the technical facilities forming part of the Leased Property or the complex of buildings containing the Leased Property.

12.3 The Lessee requires the prior written permission of the Lessor for all modifications and additions other than those referred to in Article 12.2.

12.4 The modifications and additions referred to in Article 12.2 do not include modifications and additions to the exterior of the Leased Property, including name signs and advertising of the Lessee. These always require the written permission of the Lessor and the Lessee shall comply with the Lessor’s reasonable instructions. The Lessor shall not withhold this permission on unreasonable grounds. Furthermore, the Lessee is not permitted to stick paper over windows and shop displays or otherwise obscure them.

12.5 Before making modifications and/or additions to the Leased Property, the Lessee shall always at its own expense research in detail whether there is asbestos at the site where the modifications and/or additions are to be made. The Lessee shall notify the results of this detailed research to the Lessor and if asbestos is present enter into consultations with the Lessor. The Lessee shall indemnify the Lessor against any possible damage and consequences if the Lessee, if there is asbestos present, proceeds to (arrange to) carry out the said works.

12.6 The Lessee warrants that other users of the building or complex of buildings containing the Leased Property will not experience damage and/or nuisance due to modifications and additions, regardless of whether permission is required and/or has been granted.

12.7 If a permit, licence or consent of a third party is required for a modification or addition, the Lessee shall apply for this and shall comply with all instructions relating to this.

12.8 All expenses associated with modifications and additions and administrative charges are for the Lessee’s expense insofar as these are made or incurred under its instructions or on its account.

12.9 Modifications and additions made by the Lessee, whether or not with the permission of the Lessor, do not form part of the Leased Property. The Lessor has no maintenance, repair and renewal obligations regarding such modifications and additions.

12.10 The Lessee shall be liable for damages resulting from modifications and additions introduced into the Leased Property by it or on its behalf.

12.11 The Lessee shall observe reasonable instructions given by the Lessor against and the Lessee shall indemnify the Lessor for claims by third parties for damage sustained because of modifications and facilities introduced by the Lessee.

12.12 The Lessee shall in the event of nuisance, hindrance and/or (potential) damage because of a modification or addition take all measures to reverse the damage and prevent nuisance and hindrance.

12.13 In the event that objects attached by the Lessee in connection with works on the Leased Property or the building or complex of buildings containing the Leased Property have to be temporarily removed, the costs for such removal, any storage and reattaching of those objects shall be for the expense of the Lessee.

12.14 The Lessee is obliged to undo modifications and additions before the end of the Lease and to repair the resulting damage unless the Lessor releases it from this obligation.

12.15 The Lessee shall waive all rights and claims based on unjust enrichment in connection with modifications or additions made by or on behalf of the Lessee that have not been reversed at the end of the Lease, unless the parties agree otherwise in writing.

Maintenance and renovation by the Lessor

13.1 The Lessor shall be permitted to (arrange to) carry out work or inspections in, on or about the Leased Property or the building or complex of buildings containing the Leased Property or the adjacent premises in the context of maintenance, repair and renewal. This shall include the introduction of extra facilities and alterations or work required in connection with (environmental) requirements or measures imposed by the government or other competent authorities.

13.2 If the Lessor wishes to proceed with renovation of the Leased Property, it shall put a proposal for such renovations to the Lessee. A proposal for renovations will be considered reasonable if it is approved by at least 51% of the lessees whose leased premises are affected by the renovations and if such lessees rent at least 70% of the lettable floor area in m2, including vacant property, of the building or complex of buildings containing the Leased Property affected by the proposed renovations. For the calculation of the percentage, the Lessor shall be regarded as Lessee of any un-let but lettable floor area in m2.

13.3 Renovation shall be deemed to include (partial) demolition, replacement new build, additions and alterations to the Leased Property or the building or complex of buildings containing the Leased Property.

13.4 The provisions of Section 7:220, subsections 1, 2 and 3 of the Civil Code shall not be applicable. Renovation and maintenance work to the Leased Property, even if these interfere with the Lessee’s business activities, or to the building or complex of buildings containing the Leased Property shall not constitute a defect as far as the Lessee is concerned. The Lessee shall tolerate and allow the Lessor to carry out maintenance and renovation work to the Leased Property or the building or complex of buildings containing the Leased Property. The Lessor shall take reasonable proportionate measures to limit the effect on the peaceful enjoyment of the Leased Property.

13.5 In relation to those parts of the Leased Property of which the Lessee does not enjoy exclusive rights of use, such as communal spaces, lifts, escalators, stairs, stairwells, passages, access points, and/or other immovable appurtenances, the Lessor shall be entitled to alter the appearance and fixtures and fittings thereof and to move these parts of the Leased Property provided that the use referred to in Article 1.2 of the Lease remains possible.

Requests/granting requests

14.1 Every deviation/addition from/to this Lease must be agreed in writing.

14.2 Where any provision of this Lease requires the permission of the Lessor or Lessee, the Lessor or the Lessee shall not unreasonably refuse and/or delay this and such permission will only be deemed to have been provided if given in writing.

14.3 Any permission granted by the Lessor or Lessee is for one time only and is not valid for other or subsequent instances. The Lessor or Lessee is entitled to attach reasonable conditions to its permission.

Changes to the organisation of the Lessee/Lessor

15 The parties are obliged to inform each other on each occasion in writing of intended, relevant changes in their organisation, including the company law structure. The aforementioned communication must reach the other party at a time such that it is able to take all timely measures with regard to the proposed change.

These measures are understood to include but are not limited to legal actions such as filing an objection to a proposed legal merger or demerger.

Valuation and viewing of the Leased Property

16.1 If the Lessor wishes to have a valuation of the Leased Property carried out or wishes to proceed with having work carried out in, on or to the Leased Property, the Lessee shall be obliged to provide access to the Lessor or those applying to the Lessee on the Lessor’s behalf, and to make facilities available for the work to be carried out.

16.2 In order to carry out the tasks described in Article 16.1, the Lessor and all individuals appointed by it shall be entitled to enter the Leased Property, after consultation with the Lessee, between 07.00 a.m. and 17.30 p.m. on working days. In cases of emergency, the Lessor shall be entitled to enter the Leased Property even without consultation and/or outside the aforesaid times.

16.3 In the event of any proposed letting, sale or auction of the Leased Property, and during the final year before the end of the Lease, the Lessee shall be obliged, on having received prior notification by or on behalf of the Lessor, to provide the opportunity, without deriving any claim from this, for viewings of the Leased Property during at least [*] working days per week. The Lessee shall allow the usual To Let’ or For Sale’ signs or posters to be erected on or about the Leased Property

Adjustments to rental

17.1 The rental review agreed in Article 4.5 of the Lease shall take place on the basis of the adjustment of the monthly price index of the Consumer Price Index (CPI), all households series (2006 = 100), published by Statistics Netherlands (CBS). The adjusted rental is calculated according to the following formula: the adjusted rental is equal to the current rental on the date the rent is adjusted, multiplied by the index figure of the calendar month four calendar months prior to the calendar month in which the rental is altered, and divided by the index figure of the calendar month that is sixteen calendar months prior to the calendar month in which the rental is adjusted.

17.2 The rental shall not be adjusted if the adjustment would lead to a lower rental than the most recently valid figure. In such a case the most recently valid rental will continue to apply until a subsequent indexation of the index point in the calendar month [*] months prior to the adjustment is higher than the index point of the calendar month [*] months prior to the calendar month in which the most recent adjustment took place.

In this event, the rental adjustment will rely on the index figures for the calendar months stated in the foregoing paragraph.

17.3 The adjusted rental is immediately due and payable, even if the Lessee has not received separate notification of the adjustment.

17.4 Where Statistics Netherlands discontinues publication of its retail price index or where the method of calculating this index is substantially altered, a suitable adjusted or comparable price index shall be used as far as possible. In the event of any dispute, a statement shall be requested from the Director of Statistics Netherlands whose decision shall be binding on both parties. Any costs involved shall be divided equally between the parties.

Costs of supplies and services (service charges)

18.1 In addition to the rental, the Lessee shall be liable for the costs of supply, transportation, metering and usage of water and energy for the Leased Property, including the costs of entering into the relevant contracts and meter rental, and any penalties or fines imposed by the utility companies. The Lessee shall conclude the contracts for supply with the relevant organisations, unless the Leased Property has no separate connection and/or the Lessor arranges this as part of the supplies of goods and services provided under the Lease.

18.2 If the parties have not contracted for any ancillary supplies of goods and services, the Lessee shall arrange for these at its own cost and risk, to the Lessor’s satisfaction. In such cases the Lessee shall conclude service contracts, as approved by the Lessor, in relation to the systems forming part of the Leased Property.

18.3 If the parties have agreed that ancillary goods and services will be provided by or on behalf of the Lessor, the Lessor shall establish the payment for these due by the Lessee on the basis of the costs incurred in providing these goods and services together with the relevant administrative work. Insofar as the Leased Property forms part of a building or complex of buildings and the supplies of goods and services also relate to other parts thereof, the Lessor shall determine the proportion of the costs reasonably due by the Lessee for those supplies of goods and services. The Lessor shall not be required to take account of the fact that the Lessee may not use one or more of those supplies of goods and services. If one or more parts of the building or complex of buildings are not in use, the Lessor shall ensure, when fixing the Lessee’s share, that it is not higher than it would have been if the whole of the building or complex of buildings had then been in use.

18.4 At the end of the service charges year, the Lessor shall send out to the Lessee a detailed statement for each year within [*] months of the end of the year with a detailed breakdown of the costs of the supplies of goods and services, with information on how these were calculated and, so far as applicable, the Lessee’s share of those charges in such a way that the Lessee can independently determine the attribution of the charges itself. The principle is that the Lessor will send the detailed statement within [*] months following the end of the year. If the Lessor is not in a position to provide this statement in due time, the Lessor shall notify this to the Lessee stating reasons.

The statutory period of limitations starts after the end of the year to which the service charges relate.

18.5 A statement shall be sent out after the end of the Lease for the period not yet accounted for. This final statement shall be sent out not later than [*] months after the end of the year to which the service charges relate, unless the Lessor is not in a position to provide this statement. The Lessor shall notify this to the Lessee stating reasons. Neither the Lessor nor the Lessee shall be allowed to make any premature claims for set-off.

18.6 If it is apparent from the statement for a period in question, and taking account of advance payments, that the Lessee has paid too little or that the Lessor has received too much, there shall be an additional payment or a repayment within [*] months after the statement is sent out. A challenge to the accuracy of the statement shall not result in any suspension of this payment obligation.

18.7 The Lessor shall be entitled, after due consultation with the Lessee, to alter the nature and scope of the supplies of goods and services.

18.8 The Lessor shall be entitled to adjust the advance payment due by the Lessee for supplies of goods and services on an interim basis in relation to the anticipated costs, including in the circumstances mentioned in Article 18.7.

18.9 If the supply of gas, electricity, heat and/or (hot) water is included in the supplies of goods and services provided by the Lessor, the Lessor shall be entitled, after due consultation with the Lessee, to adjust the method of ascertaining the usage and the Lessee’s share, connected therewith, of the costs of consumption, where individual metering in order to make the actual consumption per user visible is permitted in all cases.

18.10 If the consumption of gas, electricity, heat and/or (hot) water is ascertained by reference to metering equipment and if any dispute arises over the Lessee’s share of the consumption costs because of nonfunctioning or incorrect functioning of those meters, then that share shall be established by a company, to be called in by the Lessor, specialising in the measuring and establishment of gas, electricity, heat and/or (hot) water consumption. This shall also apply in the case of damage, destruction or fraud in relation to the meters, without prejudice to the Lessor’s other rights in such cases against the Lessee, such as the right to repair or renew those meters and payment of any losses sustained.

18.11 Except in the case of imputable serious failure, the Lessor shall not be liable for any damage resulting from the non-functioning or the improper supply of goods and services. Likewise the Lessee shall not, in such cases, have any claim for reduction in rental.

Turnover tax

19.1 If the Lessee is not (or no longer) using the Leased Property or causing it to be used for activities entitling deduction of turnover tax and the exception from the exemption to deduct turnover tax from the rental thereby comes to an end, then the Lessee shall no longer be due to pay turnover tax on the rental to the Lessor or its legal successor(s) but shall be liable, from the date such termination becomes effective, to make a separate payment to the Lessor or its legal successor(s) in addition to the rental, in lieu of turnover tax, which shall compensate the Lessor in full for:

a. the turnover tax on running costs of and investment in the Leased Property which is not, or no longer, deductible by the Lessor or its legal successor(s) as a result of the termination of the option;

b. the turnover tax which the Lessor or its legal successor(s) will have to pay to the Tax and Customs Administration by way of re-calculation as specified in Section 15, subsection 4 of the Turnover Tax Act 1968 or review as specified in Sections 11 to 13, inclusive, of the Turnover Tax (Implementation) Decree 1968, all as a result of the termination of the option;

c. all other losses suffered by the Lessee or its legal successor(s) as a result of termination of the option.

19.2 The financial losses suffered by the Lessor or its legal successor(s) as a result of the termination of the option (as referred to in Article 19.1) shall be paid by the Lessee to the Lessor, or its legal successor(s) regularly along with the regular payments of the rental and shall, with the exception of losses specified in Article 19.1 sub a, be spread over the remaining duration of the current Lease by means of an annuity if possible, but shall be immediately payable in full, in one lump sum, if the Lease is terminated in the meantime for any reason whatever.

19.3 The provisions of Article 19.1 sub b shall not apply if, when the present Lease is concluded, the review period for deductions from turnover tax in relation to the Leased Property has expired.

19.4 If a situation such as that contemplated in Article 19.1 should occur, the Lessor or its legal successor(s) shall inform the Lessee how much has to be paid by the Lessor, or its legal successor(s), to the Tax and Customs Administration and detail the other losses as specified in Article 19.1 sub c. The Lessor and/or its successor(s) shall co-operate if the Lessee wishes to have the statement submitted by the Lessor or its legal successor(s) audited by an independent registered accountant. The costs of this are borne by the Lessee.

19.5 If, in any financial year the Leased Property is not used sufficiently, for the purposes stated in Article 4.3 of the Lease, the Lessee shall advise the Lessor or its legal successor(s) of this, within four weeks after the end of the financial year in question, by means of a signed Lessee’s declaration. The Lessee shall send a copy of this declaration to the Tax and Customs Administration within the same period.

19.6 If the Lessee fails to comply with the obligation to notify, as stated in Article 19.5, and/or the obligation to use the Leased Property, as stated in Article 19.8, or if it appears in hindsight that the Lessee proceeded on the basis of any incorrect assumption and the Lessor or its legal successor(s) was/were therefore wrong to charge turnover tax on the rental, then the Lessee shall be in default and the Lessor or its legal successor(s) shall be entitled to recover any resulting financial loss from the Lessee. Such loss shall refer to the full amount of the turnover tax due by the Lessor or its legal successor(s) to the Tax and Customs Administration, together with interest, any fines and further costs and damages. The provisions of this Article are therefore to be understood as providing a compensatory arrangement for those cases in which the option is terminated with retroactive effect, the provisions of Article 19.1 notwithstanding. The extra losses suffered by the Lessor or its legal successor(s) as a result of retrospective impact shall be payable by the Lessee immediately, in full and in one lump sum.

The Lessor or its legal successor(s) shall co-operate if the Lessee wishes to have the statement in relation to these extra losses of the Lessor or its legal successor(s) checked by an independent registered accountant.

The costs of this are borne by the Lessee.

19.7 The provisions of Articles 19.1, 19.4 and 19.7 shall also apply in the event of the Lessor and/or its successors incurring any financial loss further to the withdrawal of the option applicable to the parties, where such loss becomes apparent after the date of the termination of the Lease, regardless of whether the rental period has expired. Such loss shall be compensated immediately and in full by the Lessee and/or its legal successors.

19.8 Without prejudice to the other relevant provisions of this Lease, the Lessee shall in any case, subject to the option (as referred to in Article 19.1), use the Leased Property or cause it to be used before the end of the financial year following the financial year in which the Lessee takes on the Lease of the Leased Property.

Other taxes, duties, charges, levies, premiums, dues

20.1 The Lessee shall pay the following, even if the assessments are sent to the Lessor:

a. Immovable Property Tax in relation to the actual usage of the Leased Property and the actual shared use of service spaces, general spaces and communal spaces pro rata;

b. environmental levies, including surface water pollution duty, waste water drainage contribution and every other contribution under the heading of environmental protection;

c. betterment levy, or any substitute taxes or levies, such for half of the amount of the assessment. The Lessor shall notify the Lessee in due time of the receipt of a betterment levy assessment. The Lessor shall if requested contest the assessment in question and include the objections of the Lessee, as far as possible.

The Lessee shall compensate the Lessor for half of the reasonably incurred costs in that regard.

d. sewerage charges or sewerage taxes in relation to the actual use of the Leased Property and the actual shared use of service spaces, general spaces and communal spaces pro rata;

e. other existing or future taxes, including taxes charged for provisions in public areas as well as flag and advertising taxes, BIZ (business investment zone) levy, municipal land encroachment taxes, charges and other levies and dues:

- in respect of the actual use of the Leased Property;

- in respect of the Lessee’s property;

- those which would not have been charged, or not charged to such an extent, if the Leased Property were not being used by the Lessee.

20.2 If any charges, duties or taxes due by the Lessee are collected from the Lessor, these will be repaid by the Lessee to the Lessor on the Lessor’s first request within [*] months after this assessment has been paid in full.

Insurance

21.1 If the Lessor or other lessees in the building or complex of buildings containing the Leased Property is charged a higher than normal fire insurance premium for structures, stock or contents in relation to the Leased Property, or the building or complex of buildings containing the Leased Property, because of the nature or characteristics of the trade or profession carried out by the Lessee, then the Lessee shall pay the excess above the normal premium to the Lessor or those other lessees.

21.2 The Lessor and the lessees shall be free to choose their insurance companies, to decide the insurable values and to assess the reasonableness of the premium charged.

21.3 ‘Normal premium’ will be taken to mean the premium which the Lessor or Lessee could stipulate from a well-known and respected insurer for covering the Leased Property or stock and contents against risk of fire at the time directly preceding the conclusion of this Lease, without taking any account of the nature or characteristics of the trade or profession to be carried on by the Lessee in the Leased Property, together with — for the duration of the

Lease - any adjustment in the said premium not resulting from an alteration to the nature and extent of the insured risk.

End of the Lease or use

22.1 Unless otherwise agreed in writing, the Lessee shall surrender the Leased Property to the Lessor at the end of the Lease or at the end of use thereof in the condition as described in the delivery report at the start of the Lease, account being taken of any normal wear and tear and ageing.

22.2 If no delivery report has been prepared at the start of the Lease, the Leased Property shall be deemed, subject to proof to the contrary provided by the Lessee at the start of the Lease, to have been handed over in a good state of repair, without defects and free of damage, other than normal wear and tear and ageing, and the Lessee shall return the Leased Property in that condition to the Lessor at the end of the Lease.

The provisions of the final sentence of Section 7:224 subsection 2 of the Civil Code do not apply.

22.3 The Lessee shall in addition to Article 22.2 hand back the Leased Property at the end of the Lease vacant and cleared, free of use and rights of use, properly cleaned and with all keys, key cards and suchlike to the Lessor.

22.4 The Lessee shall be obliged to remove all items it has introduced in, on or about the Leased Property or which were taken over by it from the previous lessee or occupier, all at the Lessee’s expense, unless the Lessor states or has stated otherwise at any time. The Lessor shall not be liable to make any payment for items not removed, unless agreed otherwise in writing.

22.5 If the Lessee ends its use of the Leased Property before the end of the Lease, the Lessor shall be entitled to obtain access to and take over possession of the Leased Property at the Lessee’s expense, without this constituting a defect.

22.6 All items deemed to have been abandoned by the Lessee through leaving them in the Leased Property when it actually leaves the Leased Property may, at the Lessor’s discretion, be removed, sold or destroyed by the Lessor, at the Lessee’s expense, without any liability on the Lessor’s part.

22.7 The parties shall inspect the Leased Property together in a timely manner before the end of the Lease or the use. A report of this inspection shall be prepared by the parties and shall record the findings in relation to the condition of the Leased Property. This report shall also record which work still has to be done at the Lessee’s expense in relation to repairs that proved to be required during the investigation and any maintenance required in hindsight, as well as the manner and the time within which that work will have to be accomplished.

22.8 In the event that the Lessee or Lessor, after having been given every opportunity to do so by means of registered letter, does not co-operate within a reasonable period in the inspection and/or determination of the findings and arrangements in the inspection report, the party which insists on determination shall be authorised to carry out the inspection in the absence of the defaulting party and to draw up a report that is binding on the two parties and to send the other party a copy of this report without delay.

22.9 The Lessee is required to carry out or to have carried out the works that have been laid down on the basis of the inspection report within the time limit stated in the report, or within a time to be decided by the parties, in a proper manner. In the event that the Lessee continues to fail to comply with its obligations in whole or in part deriving from the report, the Lessor is entitled to have the works carried out itself and to reclaim the costs incurred from the Lessee, without prejudice to the Lessor’s entitlement to compensation of further damage and costs.

22.10 The Lessee shall be liable to pay a sum to the Lessor for the time taken up in repairing the Leased Property, counting from the day after the date on which the Lease ends, calculated with reference to the most recently applicable rental and payment for ancillary supply of goods and services, all without prejudice to the Lessor’s claim for payment of further damages and reasonable costs.

Payments

23.1 Payment of the rental and all further charges arising in terms of this Lease shall be made in Dutch legal tender not later than on the due dates – without suspension, deduction or set-off against any claim the Lessee has against the Lessor – by payment or transfer to a bank account indicated by the Lessor. The Lessee can only set off a claim if the claim has been determined by the court.

This is without prejudice to the Lessee’s right to remedy any defects itself and to deduct the reasonable costs thereof from the rental if the Lessor is in default in remedying those defects. The Lessor shall be free, by means of written intimation to the Lessee, to amend the place or method of payment. The Lessor shall be entitled to decide which outstanding claims under the Lease shall be reduced by any payment received from the Lessee.

23.2 On every occasion when an amount due by the Lessee under this Lease is not paid promptly to the Lessor, there shall, by operation of law, be an immediately payable penalty due by the Lessee to the Lessor, of [*]% of the amount due per calendar month (with each part of a month counting as a full month) subject to a minimum of € [*] per month, from the date when the amount became due. The above-mentioned penalty (interest) is not due if the Lessee has submitted a substantiated claim to the Lessor before the due date referred to in Article 23.1 by registered letter and the Lessor has not responded to this materially within 4 weeks of receipt of this letter.

Securities

24.1 As a guarantee for the proper compliance with its obligations under the Lease, the Lessee shall at the latest 2 weeks before the date of entry referred to in Article 3.1 of the Lease or that much earlier as the Lessor states, provide to the Lessor a bank guarantee in a format specified by the Lessor, for the amount stated in the Lease, or pay a security deposit on a bank account designated by the Lessor. This bank guarantee or security deposit shall also apply to any extension of the Lease including any amendments thereto and shall continue for at least [*] months after the date on which the Leased Property is actually vacated by the Lessee and the Lease has ended. Moreover this bank guarantee or security deposit shall be valid in relation to the Lessee’s legal successor(s).

24.2 In the event that the bank guarantee or security deposit is called in and (partly) paid out, the Lessee shall arrange, on the Lessor’s first request, to have a new bank guarantee or security deposit issued which fulfils the provisions of Articles 24.1, 24.3 and 24.4 up to the applicable amount immediately prior to the time when the bank guarantee or security deposit was called in.

24.3 Following an upward adjustment of the payment obligation referred to in Article 4.8 of the Lease by a total [*]% or more, the Lessee is obliged to immediately arrange to have a new bank guarantee issued, on the Lessor’s first request or, if this concerns a security deposit, to make additional payment up to an amount adjusted to reflect the new payment obligation.

24.4 If the security deposit is not validly called in by the Lessor, the Lessor shall refund the security deposit or the remainder of the security deposit on termination of the Lease on a bank account to be designated by the Lessee at the latest [*] months after the end of the Lease. If the bank guarantee is not validly called in by the Lessor, the Lessor shall return the bank guarantee on termination of the Lease to an address to be designated by the Lessee at the latest [*] months after the end of the Lease.

24.5 Insofar as they are applicable, Articles 24.1 up to and including 24.4 apply to other securities.

Joint and several liability

25.1 If more than one natural or legal person or entity is contractually bound as Lessee, they shall always be liable jointly and severally to the Lessor and each of them for all of the obligations arising under the Lease.

Deferment of payment or remission on the Lessor’s part to one of the lessees, or an offer to do so, shall affect only that Lessee.

25.2 The obligations under the Lease are joint and several, even as regards heirs and other successors-intitle of the Lessee.

Non-availability at the appropriate time

26.1 If the Leased Property is not available on the date of entry referred to in Article 3.1 of the Lease because it has not been cleared, the previous occupier has not vacated in time or the Lessor has not yet obtained the requisite government permits, the Lessee shall not be liable to pay any rental or service charges until the date when the Leased Property is made available to it, and shall also be entitled to postpone its other obligations and the contractually agreed dates by a corresponding period.

26.2 The Lessor shall not be liable for any losses sustained by the Lessee because of any such delays, unless imputable failure on the Lessor’s part can be established.

26.3 An imputable failure as referred to in Article 26.2 also includes a situation where the Lessor does not make efforts to still make the Leased Property available to the Lessee as quickly as possible.

26.4 The Lessee shall not be entitled to demand cancellation of the Lease, unless the delayed handover is caused by an imputable serious failure on the Lessor’s part and it is unacceptable that the Lease should be maintained unchanged on grounds of reasonableness and fairness, and the Lessor does not make allowances for the Lessee’s reasonable interests.

Apartment rights

27.1 If the building or the complex of buildings containing the Leased Property has been or is split into apartment rights, the Lessee is required to observe the instructions stemming from the deed of the division of the Leased Property and the regulations regarding the use of the Leased Property. The same applies if the building or the complex of buildings is or becomes the property of a co-operative. Having to comply with such instructions does not constitute a defect. The Lessor warrants that the said instructions applicable when the Lease is signed are not in conflict with the Lease.

27.2 The Lessor shall, insofar as this is within its power, not co-operate in drawing up instructions that conflict with the Lease.

27.3 The Lessor shall take due care that the Lessee is provided with the instructions regarding use as intended in Article 27.1.

Costs, default

28.1 In all cases where the Lessor/Lessee issues a warning, notice of default or bailiff’s writ to the Lessor/Lessee, or where proceedings are taken against the Lessor/Lessee for compliance with its Lease obligations or vacation of the premises, the Lessor/Lessee shall be obliged to pay to the Lessor/Lessee all costs incurred, both judicial and extrajudicial - except when there is a final court order against the Lessor/Lessee for payment of procedural costs.

The reasonable costs incurred will be established in advance between the parties at a level calculated as follows: [*]% on the principal with a maximum of € [*] per event excluding court registry fees. In case of legal proceedings, the costs of experts (lawyers, bailiffs, etc.) will be paid by the losing party.

Section 6:96, subsections 4 and 6 of the Civil Code, expressly including the reference to the maximum amount to be compensated for extrajudicial costs, therefore does not apply to the parties.

28.2 The Lessor/Lessee shall be in default on the mere expiry of one instalment period.

Penalty clause

29 If the Lessee, after having been duly placed in default by the Lessor, does not comply with the provisions of Articles 5.1, 8, 12.1 and 24.1, the Lessee shall forfeit to the Lessor, insofar as no specific penalty has been agreed, a directly enforceable minimum penalty of € [*] for every calendar day that the Lessee is in default. The foregoing does not affect the Lessor’s right to enforce its other rights, including the right to demand compliance and the right to full compensation, insofar as the damage incurred exceeds the penalty that is forfeited.

Personal Data Protection Act

30 If the Lessee is a natural person, the Lessee shall, by entering into and signing this Lease, give permission for the Lessor and the manager of the Leased Property to record and process his/her personal details in a database.

Address for service

31.1 From the date of entry referred to in Article 3.1 of the Lease, all notifications by the Lessor to the Lessee in connection with the performance of this Lease shall be sent to the address of the Leased Property.

31.2,If the Lessee is no longer carrying on its business from the Leased Property, the Lessee undertakes immediately to notify the Lessor of this in writing, at the same time confirming the Lessee’s new domicile.

31.3 If the Lessee leaves the Leased Property without providing details of a new domicile to the Lessor, the address of the Leased Property shall continue to operate as the Lessee’s domicile.

Complaints

32 The Lessee shall lodge any complaints and requests in writing. This may be done orally in urgent cases. In such cases the Lessee shall confirm the complaint or request as quickly as possible in writing.

Final provision

33 If one part of the Lease or these General Terms and Conditions is void or voidable, this will not affect the validity of the remaining provisions of the Lease or these General Terms and Conditions. In such a case the void or voidable provision(s) shall be substituted, in accordance with the provisions of Section 3:42 of the Civil Code, by provisions as close as legally permissible to what the parties would have agreed if they had been aware of the nullity or voidability.

Schedule 3

Remaining Landlord Improvements

Schedule 4

Technical Description

Schedule 5

Energy label

Schedule 6

KYC, AML, sanction and compliance regulations

Schedule 7

Letter of Comfort Nebius Group N.V.